Exhibit 99.1

Anne M. Mulcahy Elected a Director of

The Washington Post Company

WASHINGTON – January 17, 2008 – The Washington Post Company (NYSE: WPO) announced today that Anne M. Mulcahy has been elected to the Board of Directors. Her election increases the Company’s board to 11 members.

Mulcahy is chairman of the board and chief executive officer of Xerox Corporation. She was named CEO of Xerox on August 1, 2001, and chairman on January 1, 2002. From May 2000 through July 2001, Mulcahy was president and chief operating officer of Xerox. Previously, she served as president of Xerox’s General Markets Operations, heading up the divisions that sold products through reseller, dealer and retail channels.

Mulcahy began her Xerox career as a field sales representative in 1976 and assumed increasingly responsible sales and senior management positions. From 1992 to 1995, Mulcahy was vice president for human resources, responsible for compensation, benefits, human resource strategy, labor relations, management development and employee training. She became chief staff officer in 1997 and corporate senior vice president in 1998. Prior to that, she served as vice president and staff officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa.

Mulcahy earned a BA in English/journalism from Marymount College in Tarrytown, NY.

In addition to serving on the Xerox Board of Directors, she is a director of Citigroup Inc. and Target Corporation, and is the chairman of the corporate governance task force of the Business Roundtable.

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Press Contact:

Rima Calderon

(202) 334-6617

calderonr@washpost.com